SUB-LEASE AGREEMENT


     THIS SUB-LEASE AGREEMENT (the "Agreement") is made and entered into by and between On STAGE ENTERTAINMENT INC., a Nevada corporation with offices at 4625 West Nevso Drive, Las Vegas, Nevada 89103 (hereinafter referred to as "On Stage") and FLASHBACK, LLC, a Missouri limited liability company with offices at 3216 West Highway 76, Branson, Missouri 65616 (hereinafter referred to as "Flashback") this __ day of March 2001.

                                   WITNESSETH

     1. THEATER. On Stage, for and in consideration of the covenants of Flashback, does hereby sub-lease and demise unto Flashback, subject to the reservations and conditions set forth herein, and Flashback hereby agrees to take and sub-lease from On Stage, for the term hereinafter specified, the premises formerly known as THE OSMOND FAMILY THEATER, located at 3216 West Highway 76, Branson, Missouri 65616 and more particularly described on Exhibit A attached hereto (hereinafter referred to as the "Theater"). On Stage hereby grants to Flashback the non-exclusive right to use certain of the personal property, equipment and other leasehold improvements currently located in and around the Theater, a list of said personal property, equipment and leasehold improvements is attached hereto as Exhibit "B" (hereinafter referred to as the "Existing Equipment"), which On Stage agrees will be available to Flashback in good working condition.

     2. TERM. This Agreement shall remain in full force and effect for the following periods (which hereinafter shall be individually referred to as a "Performance Year" and collectively referred to as the "Term"):

     (a) October 1, 2001 through and including December 31, 2001; (b) November 1, 2002 through and including December 31, 2002; and (c) November 1, 2003 through and including December 31, 2003

     Additionally, Flashback shall be granted access to the Theater and exclusive use of the auditorium and stage areas for a period of three (3) days prior to the commencement of each Performance Year for load-in purposes.

     3. RENT. Flashback agrees to pay On Stage the sum of FIFTY THOUSAND DOLLARS ($50,000.00) per month for the rental of the Theater and the use of the Existing Equipment located therein during each respective Performance Year, for a total of $150,000 for the 2001 season; $100,000 for 2002 and $100,000 for the 2003 season, in exchange for the quiet use and enjoyment of the Theater during the Term of this Agreement (the "Rental Amount"). Flashback shall cause the Rental Amount to be received by On Stage by no later than the first (1st) day of each October (2001 only), November and December throughout the Term of this Agreement. On Stage shall have the right to automatically deduct these payments from any and all revenue due Flashback, as is more specifically set forth in Paragraph 9. All rent due hereunder is to be paid in lawful money of the United States of America, which shall be legal tender at the time of payment.

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     Flashback  hereby agrees to pay On Stage an additional One Thousand Dollars
($1,000) per month for each month of the calendar year for the rental of the office space currently used as the Theater's group sales office. This office rental shall specifically include the current office equipment located therein, namely the desks, chairs and dedicated computer terminals, which Flashback may utilize during normal business hours (7:30 a.m. to 12:30 a.m.).

     4. UTILITIES. Flashback hereby agrees to pay On Stage the sum of Five Thousand Dollars ($5,000.00) per month, by the first of each month, for the months of October 2001; November 2001, 2002 and 2003; and December 2001, 2002 and 2003, which is an agreed upon flat fee Flashback shall pay to On Stage to reimburse On Stage for the cost of the utilities and supplies at the Theater. It should be noted that the actual cost of said utilities and supplies are immaterial to this Agreement, as both parties have agreed upon this fixed monthly payment in lieu of having to compute the actual monthly costs thereof. For purposes of this paragraph, utilities and supplies shall include, but shall not be limited to: ticketing system fees, taxes, utilities, telephone service, garbage disposal, water, sewer, electricity, maintenance, repairs, supplies, bathroom supplies and cleaning, theatrical light disposables and repair, parking lot clean-up, ticket stock and batteries, but shall specifically not include the labor cost in connection with cleaning on the parking lot, auditorium or common theater areas (hereinafter referred to as the "Flat Utility Fee").

     5. LEASED EMPLOYEES. On Stage hereby grants to Flashback the right, but not the obligation, to utilize On Stage's employees, including but not limited to box office, marketing, group sales, accounting, concession, gift shop, as well as front and back of the Theater personnel. Flashback shall designate in writing which of On Stage's employees Flashback intends to utilize for the presentation of its Show and deliver said list to On Stage on or before September 1 for the 2001 season and October 1 of each respective year of the Term thereafter. Within seven (7) days of On Stage's receipt of the requested employee list from Flashback, On Stage shall submit to Flashback a list of employees that are available, along with their position, gross rate of pay (including benefits, worker's compensation insurance, employment taxes, etc.) and hours/days they will be available for work (the "Leased Employees"). On Stage shall provide Flashback with evidence of worker's compensation insurance on each of the Leased Employees and shall specifically cause Flashback to be named as an additional insured on said worker's compensation policies.

     6. FLASHBACK'S RESPONSIBILITIES. Flashback shall be exclusively responsible (financially and otherwise) for all aspects related to the presentation of their Show including, but not limited to sales, marketing, advertising, costume purchase and repair, sets, props, labor, stagehands, music licensing fees, insurance, taxes and any other expenditures related to Flashback's show, save for the cost of the Leased Employees which Flashback shall reimburse On Stage in accordance with Paragraph 5, above, rather than paying these costs directly. Flashback shall utilize the Theater for the presentation of a live entertainment (the "Show"), which it shall have the right to present up to twice daily. Flashback shall maintain creative control of the Show including the exclusive right to modify and/or alter any and all aspects of the same at its sole discretion, and shall retain all rights to the Show. Flashback warrants that the Show will be in the nature of a live theatrical family entertainment show which shall involve no offensive language, gestures or unreasonably offensive: (i) language; (ii) gestures; or (iii) the exposure of body parts not suitable for children under the age of ten to view.

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     7. ON  STAGE'S  RESPONSIBILITIES.  On Stage  shall  provide  the  following services for Flashback during the Term of this Agreement:

     (a) Use of Theater. On Stage shall provide Flashback with the exclusive use of the Theater during the Term of this Agreement, save for the right of Doug Gabriel, or another performer suitable to On Stage, to utilize the Theater to present a production show during the 7:00 a.m. to 12:30 p.m. morning show slot, so long as any such new production show is notified in advance that it may have to work around having an ice rink on the stage (the "Morning Show").

     (b) Use of Marquee and Theater Signs. On Stage hereby grants to Flashback the right to advertise its Show and show times through the use of lettering on the top three lines of the street sign marquee in a top billing position during the run of the Flashback shows only (i.e. Oct to Dec 2001 and Nov and Dec 2002/2003). Additionally, On Stage hereby grants Flashback the right to utilize the large sign located on the left side of the outside of the Theater for purposes of promotion of Flashback's show throughout the calendar year.

     (c) Right to Morning Show Revenues. On Stage has assumed all responsibility under that certain Agreement made by and between OFT, LTD and Gabriel Enterprises, Inc. dated January 29, 2001, as amended on March 7, 2001 and again on March 19, 2001, a true and correct copy of each document is attached hereto as Exhibit C (collectively, the "Gabriel Agreement"). Flashback hereby recognizes and agrees that On Stage shall have the exclusive right to all of the revenues generated from the Gabriel Agreement and/or any other Morning Show.

     (d) Leased Employees. To the extent Flashback exercises its right to lease certain of On Stage's employees, On Stage agrees to hire and otherwise employ said employees for the benefit of Flashback and shall be responsible for paying the actual cost of said leased employees and covering them under On Stage's worker's compensation insurance.

     (e) Operation of the Box Office. While Flashback shall have the exclusive right to sell tickets to its Show(s), which specifically includes Flashback's exclusive right to sell and collect revenues generated from advanced group bookings, Flashback hereby grants to On Stage the non-exclusive right to sell Flashback's show tickets at the Box Office and to receive all ticket sale proceeds, marketing fees and catering fees generated therefrom. On Stage hereby recognizes that Flashback shall have the exclusive right to set ticket prices for its Show and shall make all decisions on who Flashback would extend credit to. Flashback hereby recognizes and agrees that On Stage shall have no affirmative obligation to pursue collection efforts for any tickets sold to the Flashback Show. On Stage shall staff and operate the box office at the Theater, which shall open at 8:00 a.m. each performance day (the "Box Office), and shall provide Flashback with a nightly accounting of Box Office sales figures in a format reasonably acceptable to Flashback. Flashback agrees to comply with the Theater's current complimentary ticket policy/group ticket policy, which policies are similar to the standard policies of most other theaters in the Branson area.

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

     (f) Disbursement of Proceeds. All revenues collected by On Stage through the Box Office for the Show shall be placed into a separate account for the benefit of Flashback. On Stage shall reconcile this separate account and remit all proceeds collected by On Stage (including box office, concession and lobby store revenues) on a weekly basis, along with a detailed weekly settlement statement for the previous week (Monday through Saturday). In the unlikely event On Stage fails to disburse money due and owing to Flashback for a period of five
(5) days after the date on which said money should have been remitted to Flashback, On Stage shall pay Flashback a penalty fee of Five Percent (5%) of the total amount wrongfully withheld by On Stage.

     (g) Audit Rights. Flashback shall have the right to audit Show ticket, concession, and/or consignment sales and On Stage shall produce for inspection such books and records as are necessary and helpful to such audit. Should such an audit disclose that monies are due and owing to Flashback, any such monies shall be paid to Flashback immediately upon discovery thereof.

     (h) Marketing/Group Sales/Box Office. Flashback is solely responsible for the marketing and success of the Show at the Theater during the Term of this Agreement. Flashback understands and agrees that On Stage is not responsible for, nor does On Stage make any representations regarding, the marketing and success of the Show at the Theater. However, Flashback and On Stage hereby agree to:

     (i) Work in good faith with one another to cross-promote their respective shows at the Theater;

     (ii) Use their best efforts to mention each others performances at the Theater to press, magazines, publications and others;

     (iii)Provide each other with bus group information for the sole purpose of cross marketing each parties shows to such groups prior to and during the Term of this Agreement; and

     (iv) Use their best efforts to convert already booked bus tour groups at the Theater during the 2001 season to buy tickets to performances of each other's shows.

     8. LOBBY STORE AND CONCESSION STAND. On Stage shall operate and control the Theater lobby store and Concession Stand for the sale of non-Show related merchandise and the sale of popcorn, snacks, candy, soft drinks and other refreshments. On Stage shall be financially responsible for staffing and otherwise operating the Lobby Store and Concession Stand.

     (a) Division of Lobby Store Revenues. On Stage shall be entitled to keep all of the revenues generated from the sale of non Show-related merchandise in the Lobby Store. However, Flashback may provide on a consignment basis Show-related merchandise for sale in the Lobby Store, which consignment items shall be prominently displayed in the Lobby Store. After first deducting all applicable taxes, On Stage shall be entitled to keep twenty percent (20%) of the revenues collected therefrom and shall remit the remaining eighty percent (80%) to Flashback. Notwithstanding the above, Flashback shall have the right to cause its employees to sell Show related merchandise directly to patrons inside the auditorium without any revenue share going to On Stage.

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

     (b) Division of Concession Stand Revenues. All net proceeds derived from the sale of Concessions sold at the Show during the Term of this Agreement (i.e. candy, soft drinks, refreshments, popcorn, cookies, etc.) will be divided evenly between Flashback and On Stage (a 50%/50% split). For purposes of this paragraph, net proceeds shall be defined as all gross receipts less all costs actually incurred in selling the same including, but not limited to the cost of goods, labor and applicable taxes.

     9. RIGHT TO DEDUCT PAYMENTS. Flashback hereby grants On Stage the right to deduct the Monthly Rent for the Theater (starting with the October 1, 2001 rent payment), the Flat Utility Fee and the actual cost of any Leased Employees pre-approved by Flashback, which will include their base salary, employment taxes, worker's compensation and benefits, from the funds collected by On Stage through the Box Office. If after the deduction of the Monthly Rent, Flat Utility Fee and Leased Employees, there is a deficit from what On Stage has collected through the Box Office, Flashback shall immediately reimburse On Stage for any such deficit.

     10. QUIET ENJOYMENT. Flashback, upon paying the Monthly Rental, Flat Utility Fee, Leased Employees and performing all of the other terms of this Agreement, shall quietly have and enjoy the Theater from 12:30 p.m. to 12:30 a.m., seven days per week, subject to the Morning Show and On Stage's operation of its administrative offices and the Box Office.

     11. SURRENDER. Upon the termination of this Agreement (whether by natural expiration or otherwise) Flashback shall immediately surrender the Theater in as good condition as it was in at the beginning of this Agreement, reasonable use and wear as well as damages by the elements excepted. If Flashback fails to deliver the Theater, On Stage shall have the right to retain as liquidated rental all previously undistributed ticket sale revenue. On Stage, by accepting such liquidated rental, shall not be deemed to waive any other right or privilege under this Agreement, but rather such right shall be considered as in addition to and not in exclusion of such rights and privileges.

     12. DEFAULT BY FLASHBACK. If proceedings shall be commenced against Flashback in any Court under the Bankruptcy Act or for the appointment of a trustee or receiver of Flashback's property either before or after the commencement of the Term or any extension thereof, or if there shall be a default of the payment of rent (or any other payment due hereunder) or any part thereof for more than fifteen (15) days after written notice of such default by On Stage, or if there shall be default in the performance of any covenant, agreement or condition herein contained on the part of Flashback for more than thirty (30) days after written notice of such default by On Stage, this Agreement (if On Stage so elects), shall thereupon become null and void, and On Stage shall have the right to re-enter or repossess the Theater, either by force, summary proceedings, surrender, or otherwise and shall have the right to dispossess and move therefrom Flashback or other occupants thereof, and their effects, without being liable for any prosecution therefore. In such case, On Stage may, at its option, re-let the Theater or any part thereof, as the agent of Flashback, and Flashback shall pay On Stage the difference between the rent hereby reserved and agreed to be paid by Flashback for the portion of the term remaining at the time of re-entry or repossession and the amount, if any, received or to be received under such re-letting for such portion of the term. In addition to any other remedies On Stage may have at law or in equity or under this Agreement, Flashback shall pay upon demand all On Stage's costs, expenses


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(including  attorney's  fees) in connection  with the recovery of sums due under this Agreement or because of any breach of the terms of this Agreement by Flashback.

     13. DEFAULT BY ON STAGE. On Stage shall not be in default unless On Stage fails to perform all of the material obligations required of On Stage under this Agreement within a reasonable time, but in no event later than fifteen (15) days after written notice by Flashback to On Stage, specifying wherein On Stage has failed to perform such obligation(s); provided, however, that if the nature of On Stage's obligation is such that more than fifteen (15) days are required for performance then On Stage shall not be in default if On Stage commences performance within such 15-day period and thereafter diligently prosecutes the same to completion. If On Stage is determined to be in default in accordance with this Paragraph, Flashback shall be entitled to resort to any remedy or other redress to which Flashback may be lawfully entitled to in case of any such default.

     14. INSURANCE. On Stage shall keep the Theater insured at its sole cost and expense against claims for property damage under a single limit policy of not less than ONE MILLION DOLLARS ($1,000,000.) per person per occurrence, TWO MILLION DOLLARS ($2,000,000.) aggregate, and umbrella coverage in the aggregate amount of FOUR MILLION DOLLARS ($4,000,000.). Such policy shall be issued by a financially responsible insurer, rated as an A+ or higher by Standard & Poor and shall name Flashback, LLC, as an additional insured. On Stage shall provide Flashback with a copy of said policy and all replacements thereto within thirty
(30) days of the execution of this Agreement. On Stage shall also provide worker's compensation insurance for the Leased Employees in an amount not less than the statutory requirements.

     Flashback shall keep the theater and showroom insured at its sole cost and expense against claims for personal injury under a single limit policy of not less than ONE MILLION DOLLARS ($1,000,000.) per person per occurrence, TWO MILLION DOLLARS ($2,000,000.) aggregate, and umbrella coverage in the aggregate amount of FOUR MILLION DOLLARS ($4,000,000.). Such policy shall be issued by a financially responsible insurer, rated as an A+ or higher by Standard & Poor and shall name On Stage Entertainment, Inc. and Ripleys Believe it or Not (and their associated companies) as additional insured's. Flashback shall provide On Stage with a copy of said policy and all replacements thereto within thirty (30) days of the execution of this Agreement.

     15. CONDEMNATION. If the whole of the Theater, or such portion thereof as will make the Theater unsuitable for the purposes herein leased, are taken by condemnation or eminent domain, this Agreement shall expire on the date when the Theater shall be so taken, and the rent shall be apportioned as of that date.

     16. CONFIDENTIALITY. Flashback agrees to keep confidential, except as On Stage may otherwise consent to in writing, and not to disclose, or make use of except for the benefit of On Stage, at any time either during or subsequent to the Term of this Agreement, any information about the terms and/or conditions of On Stage's license with Ripley's Believe it or Not. Flashback further agrees not to deliver, reproduce or in any way allow any such confidential information or any documentation relating thereto, to be delivered or used by any third


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

parties, including, but not limited to video or audio taping of any aspect of the Show, without specific direction or consent in writing of On Stage.

     17. NON-CIRCUMVENTION. Provided that On Stage is not in any material breach of any of the terms hereof, or in the event that On Stage is in breach yet fails to cure said breach within thirty (30) days of notice duly given, Flashback agrees, that during the continuance of this Agreement and for a period of five
(5) years thereafter, Flashback, along with its stockholders, directors, officers, agents and/or employees will not, on behalf of Flashback or on behalf of any other person, company, corporation, partnership, or other entity or enterprise, directly or indirectly, as an employee, proprietor, stockholder, partner, consultant or otherwise, enter into any agreement, whether directly or indirectly, with Ripley's Believe it or Not, Wonderworks, or any other entity that showcases the oddities of human behavior through live entertainment. This paragraph shall remain in full force and effect for a period of five (5) years beyond the termination of this Agreement.

     18. VIOLATION OF COVENANTS. If any of the covenants or agreements contained in Paragraphs 16 and/or 17 hereof are violated, Flashback agrees and acknowledges that such violation or threatened violation will cause irreparable injury to On Stage and its Show and that the remedy at law for any such violation or threatened violation would be inadequate, and that On Stage will be entitled, in addition to any other remedies, to injunctive relief without the necessity of proving actual damages. Flashback agrees that the provisions of this Paragraph shall survive the expiration or termination of this Agreement or any part thereof, without regard to the reason therefore. On Stage would be entitled to an injunction to be issued by any court of competent jurisdiction, restraining Flashback from committing or continuing any such violation of this Agreement.

     19. INDEMNIFICATION. Each party hereby agrees to defend, indemnify, save and hold the other harmless from and against any and all actions, demands, causes of action, judgments, liability, damages, penalties, losses, and expenses (including attorneys' fees and costs) which may arise out of or by reason of the acts, omissions, or negligence of the other party and/or their agents, employees, servants, contractors, licensees, customers, or business invitees.

     20. COMPLIANCE WITH APPLICABLE LAWS. Flashback, at its sole expense, shall comply with all laws, orders and regulations of any governmental authority and shall, at its own expense, obtain all required licenses or permits for the occupancy and intended use of the Theater.

     21. ON STAGE'S RIGHT OF ENTRY. On Stage and its representatives may enter the Theater during normal business hours, for the purpose of inspecting the Theater and/or performing any work On Stage is to perform hereunder or elect to undertake because of Flashback's failure to do so. Flashback shall have the right to provide an escort during such entries hereunder.

     22. TAXES. On Stage shall pay for any and all taxes on its' real and personal property, along with any assessments levied upon the land, buildings or other improvements of which the Theater are a part during the Term hereof. Flashback shall be responsible for the payment of any and all taxes levied on any of its' personal property located on the Theater during the Term of this Agreement.

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

     23. TERMINATION. Flashback shall have the unilateral right to terminate this Agreement at any time after the 2001 term, provided it gives On Stage written notice of such intention by no later than April 1 of the 2002 and/or 2003 Performance Years, respectively. Either party shall have the right to terminate this Agreement, without liability to the other, their employees, independent contractors, or subcontractors, in any of the following circumstances: (a) By mutual agreement; or (b) In the event of a material breach of this Agreement, and such breach is not cured within fifteen (15) days after written notice of such breach is provided to the other party.

     24. REPRESENTATIONS AND WARRANTIES. On Stage and Flashback represent and warrant to each other that each has full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. No consent, authorization or approval of any third party is required to enable either party to enter into and perform any of its respective obligations under this Agreement, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby will violate the rules that govern each respective party or constitute a breach of any agreement to which either party is bound.

     25. ASSIGNABILITY. Neither party hereunder shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party, provided however, that upon the sale of all or substantially all of the assets, business and goodwill of On Stage Entertainment, Inc. to another entity, or upon the merger or consolidation of On Stage Entertainment, Inc. with another company, this Agreement shall inure to the benefit of, and shall be binding upon both Flashback and the new entity purchasing such assets, business or goodwill, or surviving such merger resulting from such consolidation, as the case may be, in the same manner and to the same extent as though such other entity were On Stage Entertainment, Inc.
Additionally, On Stage Entertainment, Inc. may assign its' rights under this Agreement to a wholly-owned subsidiary, so long as no such assignment shall relieve On Stage of its obligations hereunder and On Stage shall remain fully responsible for the performance hereof, along with any such assignee.

     26. NOTICES. Any notice, consent, approval, request, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received when: (a) Personally delivered or if delivered by facsimile, when electronic confirmation is actually received by the party to whom notice was sent, or (b) If delivered by mail whether actually received or not, at the close of business on the third (3rd) business day following a day when placed in the United States Mail, postage prepaid, certified or registered mail, return receipt requested, at the addresses set forth below (or to such other address as any party shall specify by written notice so given), and shall be deemed to have been delivered as of the date so personally delivered or mailed. The address of On Stage for purposes of this paragraph is as follows: On Stage Entertainment, Inc., c/o: Timothy J. Parrott, 4625 W. Nevso, Suite 9, Las Vegas, NV 89103, with a courtesy copy to: Silver State Legal, c/o Christopher R. Grobl, Esq., 4625 West Nevso Drive, Suite 9, Las Vegas, Nevada 89103. Address for Flashback shall be as follows: c/o James Osmond, 3216 West Highway 76, Branson, Missouri 65616, with a courtesy copy to:

Carnahan, Evans, Cantwell & Brown, P.C., c/o John M. Carnahan III, 4 Corporate Center, Suite 410, 1949 East Sunshine, P.O. Box 1009, Springfield, Missouri 65808-0009.

     27. VENUE; CHOICE OF LAW. The validity, performance and construction of this Agreement shall be governed by, and be interpreted in accordance with the laws of the State of Missouri. The County of Taney, Missouri, shall be the only county which shall be a proper county with respect to any litigation involving this Agreement. On Stage and Flashback waive their respective rights to have any court proceeding or any other litigation filed or tried in any county other than Taney County, Missouri.

     28. INVALIDITY; SEVERABILITY. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, or contravene or be invalid under the laws of the United States, State of Missouri, City of Branson, or County of Taney, such contravention, void, unenforceability or invalidity shall not invalidate the entire Agreement, and this Agreement shall be construed as if not containing the particular provision or provisions held to be invalid, and the rights and obligations of Flashback and On Stage shall be construed and enforced accordingly.

     29. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach and/or interpretation thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. Any judgment on the award rendered by the arbitrator shall be binding and may therefore be entered in any court of competent jurisdiction. Any arbitration proceeding brought forth pursuant to this Paragraph shall be held in Branson, Missouri.

     30. NON-WAIVER. The waiver or failure of any party to enforce at any time any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce any such provision.

     31. ATTORNEY'S FEES. If any legal action, including an action for declaratory relief, is brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees in addition to any other relief to which the prevailing party may be entitled.

     32. FRUSTRATION OF PURPOSE. If all or any portion of the Theater is destroyed by fire, storm, or any other natural cause which prevents presentation of the Show, each party is excused from performing the services required of each respective party hereunder during the term of the prevention. This shall also apply to strikes, boycotts, epidemics or disturbances not exclusively under the control of either party.

     33. FORCE MAJEURE. The obligations of the parties hereto are subject to delays and failure of performance due to Acts of Nature, strikes or other labor disputes or troubles, unavailability of power or other utility or commodity, civil disturbance, riot, war, armed combat (whether or not there has been an official declaration of war), enactment of any law, issuance of any judicial decree, announcement by any public official of a state of emergency, including an action by the state in which this Agreement is to be performed or any other occurrence beyond the parties control in the nature of force majeure which interrupts or materially hampers or interferes with any performance of the Shows. If any of the aforementioned events should occur, neither party shall have any obligation to the other with respect to such missed performance(s), including but not limited to relieving On Stage of its duty to perform its responsibilities under this Agreement.

     34. RELATIONSHIP OF PARTIES. It is understood between the parties that Flashback and On Stage are performing hereunder as independent and sovereign parties and that no other relationship including, but not limited to, joint venture, employer-employee or partnership, exists between them and the same are expressly disavowed and each party hereto is an independent entity separate and distinct from the other. In addition, both parties agree to comply with all applicable provisions of the Internal Revenue Code and any other applicable laws, rules and regulations relative to their respective performances hereunder. Neither party shall be liable to the other for paying withholding taxes or the payment of any other taxes imposed by any taxing authority.

     35. ENTIRE AGREEMENT/MODIFICATION. This Agreement, constitutes a final written expression of all the Agreements between the parties, and is the complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified herein. No change or modification of this Agreement shall be valid unless the same be in writing and signed by all parties hereto.

     36. SUBLEASING. Neither party hereunder shall have the right to sublease this Agreement or any rights or obligations hereunder without the prior written consent of the other party, provided however, that upon the sale of all or substantially all of the assets, business and goodwill of On Stage Entertainment, Inc. to another entity, or upon the merger or consolidation of On Stage Entertainment, Inc. with another company, this Agreement shall inure to the benefit of, and shall be binding upon both Flashback and the new entity purchasing such assets, business or goodwill, or surviving such merger resulting from such consolidation, as the case may be, in the same manner and to the same extent as though such other entity were On Stage Entertainment, Inc. Additionally, On Stage Entertainment, Inc. may sublease its' rights under this Agreement to a wholly-owned subsidiary, so long as no such sublease shall relieve On Stage of its obligations hereunder and On Stage shall remain fully responsible for the performance hereof, along with any such sublessee.

     37. BINDING AGREEMENT. The covenants, terms, conditions, provisions and undertakings in this Agreement or any extensions thereof, shall extend to and be binding on the heirs, executors, administrators, successors and assigns to the respective parties hereto, as if they were in every case named and expressed and shall be construed as covenants running with the land; and wherever reference is made to either of the parties hereto, it shall be held to include and apply also to the heirs, executors, administrators, successors and assigns of such party as if and in each and every case so expressed.

     38. REMEDIES. In addition to any other remedies On Stage may have at law or in equity or under this Agreement, Flashback shall pay upon demand all On Stage's costs, expenses, consequential and liquidated damages, attorneys' fees, etc. in connection with any and all disputes arising out of this Agreement or because of any breach of the terms of this Agreement by Flashback. The specified remedies to which On Stage may resort under the terms of this Agreement are cumulative and are not intended to be exclusive of any other remedies or means of redress to which On Stage may be lawfully entitled in case of any breach or threatened breach by Flashback of any provisions of this Agreement.

     39. CAPTIONS/CONSTRUCTION. The captions contained herein are not a part of this Agreement. They are only for the convenience of the parties and do not in any way modify, amplify or give full notice of any of the terms, covenants or conditions of this Agreement. For purposes of this Agreement, the language of this Agreement shall be deemed to be the language of both parties and neither party shall be construed as the drafter. Facsimile signatures hereon shall be deemed original for all purposes.

     40. AGREEMENT. It is expressly understood between the parties that a material term to this Agreement is the execution of a Agreement in a form substantially similar to the Agreement attached hereto as Exhibit C, which will be executed contemporaneously with this Agreement. The parties further agree that a default under this Agreement shall constitute a default under the Agreement and the non-breaching party shall have the right to directly offset any monetary breach under this Agreement against payments due under the Agreement.

     In Witness Whereof, the parties have executed this Agreement the day and year first above written.

     NOTE: THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION, WHICH MAY BE ENFORCED BY THE PARTIES.



ON STAGE ENTERTAINMENT, INC.                FLASHBACK, LLC.
"On Stage"                                  "Flashback"



_____________________________               _______________________________
By:      Timothy J. Parrott                 By:      James Osmond
Its:     Chief Executive Officer            Its:     Manager

                                    EXHIBIT A

                          LEGAL DESCRIPTION OF THEATER

All the real property and improvements situated in Section 2, Township 22 North, Range 22 West, in Taney County, Missouri, described as follows: All that portion of Plot 1 of said Plot 1 as shown on the official plat of Gateway Subdivision and recorded in Plat Book 5 at Page 1, records of Taney County, Missouri, more particularly described as follows: Beginning at the Northeast corner of said Plot 1; thence South 524.00 feet along the East line of said Plot 1; thence South 85 degrees 56'45"W, 335.33 feet parallel with the North line of said Plot 1; thence North 130.5. feet along the West line of said Plot 1; thence North 85 degrees 56'45"E, 35.33 feet; thence North 393.50 feet parallel with the West line of said Plot 1; thence North 85 degrees 55'45"E, 300.00 feet to the point of beginning. Except the following described tract: Begin at the Northeast corner of Plot 1 of Gateway Subdivision, thence West along the North line thereof a distance of 50.00 feet; thence South a distance of 524.00; thence East a distance of 50.00 feet; thence North along the East line of said Plot 1 a distance of 524.00 feet to the point of beginning.

                                    EXHIBIT B

                           LIST OF EXISTING INVENTORY

                                    EXHIBIT C

                             FORM OF LEASE AGREEMENT